MID PENN BANCORP, INC.

Exhibit 99.3

I, Kevin W. Laudenslager, certify, based on my knowledge, that:

(i) The compensation committee of Mid Penn Bancorp, Inc. has discussed, reviewed, and evaluated with senior risk officer at least every six months during any part of the most recently completed fiscal year that was a TARP period (the applicable period), the senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to Mid Penn Bancorp, Inc.;

(ii) The compensation committee of Mid Penn Bancorp, Inc. has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Mid Penn Bancorp, Inc., and identified any features of the employee compensation plans that pose risks to Mid Penn Bancorp, Inc. and has limited those features to ensure that Mid Penn Bancorp, Inc. is not unnecessarily exposed to risks;

(iii) The compensation committee has reviewed, at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Mid Penn Bancorp, Inc. to enhance the compensation of an employee, and has limited those features that would encourage the manipulation of reported earnings of Mid Penn Bancorp, Inc.;

(iv) The compensation committee of Mid Penn Bancorp, Inc. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of Mid Penn Bancorp, Inc. will provide a narrative description of how it limited during the applicable period the features in (A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Mid Penn Bancorp, Inc.; (B) Employee compensation plans that unnecessarily expose Mid Penn Bancorp, Inc. to risks; and (C) Employee compensation plans that could encourage the manipulation of reported earnings of Mid Penn Bancorp, Inc. to enhance the compensation of an employee;

(vi) Mid Penn Bancorp, Inc. has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) Mid Penn Bancorp, Inc. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the applicable period.

(viii) Mid Penn Bancorp, Inc. has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the applicable period;

(ix) Mid Penn Bancorp, Inc. and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during the applicable period; and any expenses requiring approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x) Mid Penn Bancorp, Inc. will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the applicable period;

(xi) Mid Penn Bancorp, Inc. will disclose the amount, nature, and justification for the offering during the applicable period of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) Mid Penn Bancorp, Inc. will disclose whether Mid Penn Bancorp, Inc., the board of directors of Mid Penn Bancorp, Inc., or the compensation committee of Mid Penn Bancorp, Inc. has engaged during the applicable period, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) Mid Penn Bancorp, Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the applicable period;

MID PENN BANCORP, INC.

Exhibit 99.3 (continued)

(xiv) Mid Penn Bancorp, Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Mid Penn Bancorp, Inc. and Treasury, including any amendments;

(xv) Mid Penn Bancorp, Inc. has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

Signed: /s/ Kevin W. Laudenslager_________

            Kevin W. Laudenslager

Date: March 25, 2013